Exhibit 99.2

Nova Minerals Announces Completion of its Redomiciliation to the United States

Anchorage, Alaska, June 16, 2026 - Nova Minerals Corp (“Nova Minerals” or the “Company”) is pleased to announced that its previously announced plan to redomicile from Australia to the United States has become effective as of today. The shares of common stock of Nova Minerals and the warrants of Nova Minerals issued in connection with the redomicilation are expected to commence trading on the NYSE American under the symbols “NVA” and “NVAWS,” on or about June 17, 2026 or as soon as possible thereafter, respectively.

Nova Minerals will be subject to the reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”) and applicable corporate governance rules and continued listing requirements of the NYSE American. Further details regarding the implementation of the redomicilation can be found in a Current Report on Form 8-K that will be filed by Nova Minerals with the SEC.

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a U.S. domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralised trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including, Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, the Company is advancing its critical minerals strategy, fully funded by a US$43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in late 2026/2027.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and we undertake no duty to update such information except as required under applicable law.

Investor Relations:

Dave Gentry, CEO

RedChip Companies, Inc.

Phone: 1-407-644-4256

Email: NVA@redchip.com

Nova Minerals:

Craig Bentley

Director

Phone: +61 414 714 196

Email: craig@novaminerals.com